UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

May 31, 2014

(Date of earliest event reported)

ERBA Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-14798 (Commission File Number)	11-3500746 (IRS Employer Identification No.)

14100 NW 57th Court Miami Lakes, Florida (Address of principal executive offices)		33014 (Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On May 31, 2014, ERBA Diagnostics, Inc. (the “Company”) and Mohan Gopalkrishnan entered into that certain Employment Agreement (the “Employment Agreement”), effective as of June 1, 2014 (the “Effective Date”), setting forth the terms and conditions upon which Mr. Gopalkrishnan shall serve as Chief Executive Officer of the Company. Mr. Gopalkrishnan, age 58, has served as Vice President - Operations of the Company since October 2012. As of the Effective Date and pursuant to the terms of the Employment Agreement, Mr. Gopalkrishnan shall have the customary responsibilities and authority of the Chief Executive Officer position and shall perform such duties consistent with the responsibilities of such position as may be determined and assigned to him by the Executive Chairman of the Company’s Board of Directors (the “Board”). The term of the Employment Agreement is two (2) years, commencing on the Effective Date.

The Company has agreed to pay Mr. Gopalkrishnan an aggregate base salary of $230,000 per annum (the “Base Salary”), paid in accordance with the Company’s customary payroll practices. In addition to the Base Salary, Mr. Gopalkrishnan shall also be eligible to receive an annual cash bonus of up to thirty percent (30%) of the Base Salary (the “Annual Bonus”) upon the achievement of Company-wide financial performance targets and personal performance goals as set by the Executive Chairman of the Board. The Company has agreed to grant to Mr. Gopalkrishnan: (i) on the Effective Date, a nonqualified stock option under the Company’s 2009 Equity Incentive Plan to purchase 25,000 shares of the Company’s common stock, at an exercise price per share equal to $1.76, which options shall fully vest after one (1) year has elapsed, and which options shall expire on the tenth anniversary of such date of grant; and (ii) on first anniversary of the Effective Date, a nonqualified stock option under the Company’s 2009 Equity Incentive Plan to purchase 25,000 shares of the Company’s common stock, at an exercise price per share equal to the closing price of a share of the Company’s common stock on the NYSE MKT on such date of grant, which options shall fully vest after one (1) year has elapsed, and which options shall expire on the tenth anniversary of such date of grant. Mr. Gopalkrishnan shall be entitled to paid vacation, holidays, and sick leave benefits in accordance with the Company’s policies, including, without limitation, that Mr. Gopalkrishnan shall be entitled to two (2) weeks of paid vacation during each year of the Term of the Employment Agreement.

Pursuant to the Employment Agreement, the Company has the right to terminate the Employment Agreement, and Mr. Gopalkrishnan’s employment thereunder, for any reason or for no reason, including, without limitation, without Cause (as defined in the Employment Agreement), by providing Mr. Gopalkrishnan with at least ninety (90) days prior written notice. The Company also has the right to terminate the Employment Agreement, and Mr. Gopalkrishnan’s employment thereunder, for Cause.

The foregoing description of the Employment Agreement is only a summary and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01 in its entirety.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The information included in, or incorporated into, Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02 in its entirety.

Item 9.01       Financial Statements and Exhibits.

(d)      Exhibit 10.1 – Employment Agreement dated May 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

ERBA Diagnostics, Inc.

Dated: June 3, 2014	By:	/s/ Prakash Patel
Prakash Patel,
Principal Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement dated May 31, 2014.